Exhibit 99.3

Contacts:

Tracy L. Keegan, Executive VP & CFO, (239) 254-2147

Megan Malanga, Nvestcom Investor Relations, (954) 781-4393, megan.malanga@nvestcom.com

BANK OF FLORIDA TRUST COMPANY NAMES SCOTT KELLETT CEO

NAPLES, FL (November 2, 2009) – Scott Kellett, president of Bank of Florida Trust Company., has been promoted and now serves as both president and CEO of the wealth-management company which has over $734.5 million in assets under administration and offices in Naples and Fort Lauderdale. Kellett joined Bank of Florida Trust Company in 2005 as president of the West Coast division, overseeing client relationships and operations. In 2007, he was named president, and his responsibilities were expanded to include the East Coast division.

“Scott’s education, experience and leadership skills make him perfectly suited for the responsibilities of CEO,” said Michael McMullan, president of Bank of Florida Corporation. “It’s unusual to find one person with his investment expertise, familiarity with ever-changing tax laws and dedication to his clients’ long-term needs and objectives, as well as his ability to relate to and communicate so effectively with clients.”

Kellett has 16 years of experience in wealth management financial and investment planning, trust administration, estate and tax planning and private banking for high-net-worth clients and foundations. He is chairman-elect of the Florida Bankers Association Trust Executive Committee and just completed a six-year term on the board of its Trust School, where he serves as instructor in income tax, federal estate and gift taxes and other fiduciary law matters. He is called upon to lecture on economics and estate planning and recently spoke at a Federal Reserve Bank conference in Atlanta and to the Collier Building Industry Association.

Kellett holds a political science degree with an emphasis in economics from the University of Missouri in Columbia and a law degree from the University of Missouri School of Law.

Florida Trend magazine ranked Bank of Florida Trust Company the 20th largest trust banking firm in the state based on 2008 assets. Kellett was chosen as a Five Star: Best in Client Satisfaction Wealth Manager for 2008, 2009 and 2010 by Gulfshore Life Magazine, and earlier this year, readers of Naples Daily News voted Bank of Florida Trust Company the area’s best financial planner.

Bank of Florida Trust Company specializes in financial consulting, portfolio management, advisory services, alternative investment strategies, family-office planning, business-succession planning, trust services and private banking. Founded in 2000, the company has built a strong clientele of successful executives, professionals, entrepreneurs and retirees.

In addition to Kellet’s promotion, the Company has asked Craig Sherman to take a senior role in the Special Assets Division to enhance the staffing and management of that Division.

“Craig’s deep knowledge of our loan portfolio and his outstanding skills in resolving problem assets made this move a logical one that will benefit our Bank(s) and our clients,” said McMullan.

Sherman, who has more than 30 years of commercial, small business, consumer lending, commercial real estate and corporate lending experience, joined Bank of Florida at its inception in 1999. He holds a finance degree from Florida State University and is immediate past chair of Junior Achievement of Southwest Florida.

Bank of Florida Corporation (Nasdaq: BOFL), a $1.5 billion-asset multibank holding company located in Naples, is the parent company for Bank of Florida Trust Company as well as Bank of Florida - Southwest in Collier and Lee counties; Bank of Florida - Southeast in Broward, Miami-Dade and Palm Beach counties; and Bank of Florida - Tampa Bay in Hillsborough and Pinellas counties. To learn more, visit www.BankofFlorida.com.

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